EXHIBIT 99.1

Emclaire Financial Corp Reports Increased Quarterly Earnings

EMLENTON, Pa., April 22, 2014 (GLOBE NEWSWIRE) -- Emclaire Financial Corp (Nasdaq:EMCF), the parent holding company of The Farmers National Bank of Emlenton, reported an increase in consolidated net income available to common stockholders of $83,000, or 11.3%, to $816,000 or $0.46 per common share for the three months ended March 31, 2014, compared to $733,000 or $0.42 per common share for the same period in 2013. The increase in earnings was driven by an increase in net interest income and noninterest income and a decrease in preferred stock dividends. The Corporation realized a return on average assets of 0.65% and a return on average common equity of 8.02% for the quarter ended March 31, 2014, compared to 0.69% and 7.11%, respectively, reported for the same period in 2013.

William C. Marsh, Chairman, President and Chief Executive Officer of the Corporation and the Bank, noted, "We are pleased to report positive earnings and balance sheet growth for our franchise. This growth has principally come from efforts in our existing offices and from the October 2013 opening of a full-service banking office in Saint Marys, Pennsylvania, which currently has over $9 million in deposits. We are also in the final stages of construction of our fifteenth branch office in Cranberry Township, Pennsylvania, for which we are anticipating a May 2014 opening. We continue to maintain a sound capital base while providing a solid return to our shareholders and we are well positioned for future growth opportunities."

OPERATING RESULTS OVERVIEW

Net income available to common stockholders increased $83,000, or 11.3%, to $816,000 or $0.46 per common share in for the three months ended March 31, 2014, compared to $733,000 or $0.42 per common share for the same period last year. The increase primarily resulted from increases in net interest income and noninterest income of $126,000 and $508,000, respectively, and decreases in the provision for income taxes and preferred stock dividends of $16,000 and $100,000, respectively, partially offset by increases in the provision for loan losses and noninterest expense of $20,000 and $647,000, respectively.

Net interest income increased $126,000, or 3.2%, to $4.0 million for the quarter ended March 31, 2014 from $3.9 million for the same period in 2013. The increase in net interest income resulted from a decrease in interest expense of $295,000, or 28.5%, as the Corporation's cost of funds decreased 31 basis points to 0.64% for the first quarter of 2014 from 0.95% for the same quarter in 2013. Driving this improvement was a $277,000 decrease in interest paid on deposits and an $18,000 decrease in interest paid on borrowings, the latter of which resulted from the early retirement of a $5.0 million Federal Home Loan Bank advance during the quarter ended March 31, 2014. The Corporation improved its non-time deposit ratio to 74.2% at March 31, 2014 from 72.0% at March 31, 2013, resulting in an overall reduction in deposit costs. The management of funding costs, coupled with disciplined loan pricing, resulted in a net interest margin of 3.47% for the first quarter of 2014, unchanged from the same period in 2013, despite decreasing asset yields.

Noninterest income increased $508,000, or 54.6%, to $1.4 million for the quarter ended March 31, 2014 from $931,000 for the same quarter in 2013. The increase resulted from a $573,000 increase in net gains on the sale of securities. During the quarter ended March 31, 2014, the Corporation realized securities gains of $658,000 related to a balance sheet management strategy whereby securities were sold to prepay a $5.0 million FHLB long term advance and associated securities gains were used to offset the impact of prepayment penalties associated with the early retirement of the advance.   Excluding the net gains on securities, noninterest income decreased $65,000, or 7.7%, to $781,000 for the quarter ended March 31, 2014 from $846,000 for the same period in 2013 due to decreases in commissions on financial services and fees and service charges of $55,000 and $20,000, respectively.

Noninterest expense increased $647,000 to $4.2 million for the quarter ended March 31, 2014 from $3.6 million for the same period in 2013.   The increase primarily related to an increase in other noninterest expense of $598,000, primarily related to a $550,000 prepayment penalty assessed on the aforementioned early retirement of debt. Also contributing to the increase in noninterest expense were increases in compensation and benefits and premises and equipment expense of $38,000 and $58,000, respectively, partially offset by decreases in intangible asset amortization, professional fees and FDIC expense of $16,000, $14,000 and $17,000, respectively. Noninterest expense for the first quarter of 2014 included $64,000 related to the Bank's new branch office in Saint Marys, Pennsylvania, which opened in October 2013.

The provision for income taxes decreased $16,000, or 6.9%, to $217,000 for the quarter ended March 31, 2014 from $233,000 for the same period in 2013. This decrease related to a decrease in the Corporation's effective tax rate to 20.5% for 2014 from 21.4% in 2013.

Preferred stock dividends decreased $100,000, or 80.0%, to $25,000 for the quarter ended March 31, 2014 from $125,000 for the same period in 2013. This resulted from a third quarter 2013 redemption of $5.0 million, or 50%, of the $10.0 million in outstanding preferred shares issued to the U.S. Treasury under the Small Business Lending Fund (SBLF) program. In addition, due to an increase in the Corporation's qualified small business loan portfolio, the dividend rate on the preferred shares for the first quarter of 2014, and each quarter thereafter in 2014 and 2015, is 2% compared to a rate of 5% for the first quarter of 2013.

CONSOLIDATED BALANCE SHEET & ASSET QUALITY OVERVIEW

Total assets increased $9.0 million, or 1.7%, to $534.9 million at March 31, 2014 from $525.8 million at December 31, 2013. Asset growth was driven by increases in cash and equivalents and securities of $12.1 million and $4.9 million, respectively, which was funded by a $35.2 million increase in customer deposits. This deposit increase, along with a $7.5 million decrease in loans receivable, also funded a $27.0 million decrease in borrowed funds. The decrease in borrowed funds resulted from the aforementioned $5.0 million repayment of an FHLB long term advance and the repayment of $22.0 million of FHLB short-term advances utilized to fund normal operating fluctuations.

Total nonperforming assets were $6.1 million, or 1.14% of total assets, at March 31, 2014 compared to $5.3 million, or 1.01% of total assets, at December 31, 2013. This $765,000, or 14.4%, increase in nonperforming assets was due to a $724,000 commercial relationship being placed on nonaccrual status during the quarter ended March 31, 2014.

Stockholders' equity increased $873,000, or 1.9%, to $45.9 million at March 31, 2014 from $45.1 million at December 31, 2013. The Corporation remains well capitalized and is positioned for continued growth with total stockholders' equity at 8.6% of total assets. Tangible book value per common share was $20.55 at March 31, 2014, compared to $20.04 at December 31, 2013.

Emclaire Financial Corp is the parent company of The Farmers National Bank of Emlenton, an independent, nationally chartered, FDIC-insured community bank headquartered in Emlenton, Pennsylvania, operating 14 full service offices in Venango, Butler, Clarion, Clearfield, Crawford, Elk, Jefferson and Mercer counties, Pennsylvania. The Corporation's common stock is quoted on and traded through the NASDAQ Capital Market under the symbol "EMCF." For more information, visit the Corporation's website at "www.emclairefinancial.com."

This news release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements may contain words such as "believe," "expect," "anticipate," "estimate," "should," "may," "can," "will," "outlook," "project," "appears" or similar expressions. Such forward-looking statements are subject to risk and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Such factors include, but are not limited to, changes in interest rates which could affect net interest margins and net interest income, the possibility that increased demand or prices for the Corporation's financial services and products may not occur, changing economic and competitive conditions, technological and regulatory developments, and other risks and uncertainties, including those detailed in the Corporation's filings with the Securities and Exchange Commission. The Corporation does not undertake, and specifically disclaims any obligation to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements.

EMCLAIRE FINANCIAL CORP
Consolidated Financial Highlights
(Unaudited - Dollar amounts in thousands, except share data)

CONSOLIDATED OPERATING RESULTS DATA:	Three month period
	ended March 31,
	2014	2013

Interest income	$ 4,745	$ 4,914
Interest expense	741	1,036
Net interest income	4,004	3,878
Provision for loan losses	163	143
Noninterest income	1,439	931
Noninterest expense	4,222	3,575
Income before provision for income taxes	1,058	1,091
Provision for income taxes	217	233
Net income	841	858
Preferred stock dividends	25	125
Net income available to common stockholders	$ 816	$ 733

Basic and diluted earnings per common share	$0.46	$0.42
Dividends per common share	$0.22	$0.20

Return on average assets (1)	0.65%	0.69%
Return on average equity (1)	7.37%	6.72%
Return on average common equity (1)	8.02%	7.11%
Yield on average interest-earning assets	4.08%	4.36%
Cost of average interest-bearing liabilities	0.82%	1.22%
Cost of funds	0.64%	0.95%
Net interest margin	3.47%	3.47%
Efficiency ratio	83.91%	71.49%

(1) Returns are annualized for the three month periods ended March 31, 2014 and 2013.

CONSOLIDATED BALANCE SHEET DATA:	As of	As of
	3/31/2014	12/31/2013

Total assets	$ 534,877	$ 525,842
Cash and equivalents	28,766	16,658
Securities	122,196	117,304
Loans, net	344,915	352,430
Deposits	467,162	432,006
Borrowed funds	17,150	44,150
Common stockholders' equity	40,945	40,072
Stockholders' equity	45,945	45,072

Book value per common share	$23.13	$22.66
Tangible book value per common share	$20.55	$20.04

Net loans to deposits	73.83%	81.58%
Allowance for loan losses to total loans	1.41%	1.36%
Nonperforming assets to total assets	1.14%	1.01%
Earning assets to total assets	93.77%	94.16%
Stockholders' equity to total assets	8.59%	8.57%
Shares of common stock outstanding	1,770,158	1,768,658
CONTACT: William C. Marsh
         Chairman, President and
         Chief Executive Officer

         Phone: (724) 867-2018
         Email: investor.relations@farmersnb.com